FIRST AMENDMENT AND WAIVER dated as of October 5, 2005 (this "First Amendment and Waiver"), among Molina Healthcare, Inc., a Delaware corporation (the "Borrower"), the Lenders (as defined below) party hereto, Bank of America, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") for the Lenders.

The Borrower is a party to an Amended and Restated Credit Agreement dated as of March 9, 2005 (the "Credit Agreement"), among the Borrower, the lenders from time to time party thereto (the "Lenders"), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other agents, joint lead arrangers and joint book managers party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The parties hereto have agreed, subject to the terms and conditions hereof, to amend and waive certain terms of the Credit Agreement.

Accordingly, the parties hereto hereby agree as follows:

    Amendments to Section 1.01. (a) Section 1.01 of the Credit Agreement is hereby amended by deleting the first paragraph and the pricing grid in the definition for "Applicable Rate" and by deleting the definitions for "Fixed Charge Coverage Ratio" and "Permitted Acquisitions" in their entirety and inserting the following in lieu thereof:

    ""Applicable Rate" means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate+ and Letters of Credit	Base Rate+ and Swing Line Loans	Commitment Fee
I.	≥ 1.5	1.75%	.75%	.500%
II.	< 1.5 but ≥ 1.0	1.50%	.50%	.375%
III.	< 1.0 but ≥ 0.5	1.25%	.25%	.375%
IV.	< 0.5	1.00%	0.0%	.375%"

  ""Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) the sum of the Borrower's unconsolidated EBITDAR (which includes management fees from Regulated Subsidiaries), plus EBITDAR of Non-Regulated Subsidiaries, plus Net Dividends, less consolidated Capital Expenditures, to (ii) the sum of Borrower Fixed Charges."

  ""Net Dividends" means, for any period, dividends paid by Regulated Subsidiaries to the Borrower, less Required Investments in Regulated Subsidiaries."

  ""Permitted Acquisitions" means any Acquisition (or series of related Acquisitions) by the Borrower, any other Loan Party or any wholly-owned Subsidiary of the Borrower whose stock is pledged pursuant to the Pledge Agreement (for purposes hereof, an "Acquiring Party" and any such Acquisition (or series of related Acquisitions) a "Subject Acquisition"); provided that:

  (a) in the case of an Acquisition of the capital stock of another Person, the Person to be acquired will be a direct or indirect wholly-owned Subsidiary of the Borrower after giving effect to such Acquisition and the Person to be acquired is in the Health Care Business;

  (b) the Property acquired (or the Property of the Person acquired) in such Subject Acquisition shall be used or useful in the Health Care Business of the Borrower or its Subsidiaries;

  (c) all Property to be acquired in connection with such Subject Acquisition shall be located in the United States of America;

  (d) in the case of an Acquisition of the capital stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition

  (e) no Default shall exist immediately after giving effect to such Subject Acquisition on a Pro Forma Basis;

  (f) the Subject Acquisition shall not involve an interest in a partnership or have a requirement that the Borrower or any other Loan Party be a general partner or involve a partial interest in any entity or joint venture interest;

  (g) the Acquiring Party shall, and shall cause the party that is the subject of the Subject Acquisition to, execute and deliver such joinder and pledge agreements, security agreements and intercompany notes and take such other actions as may be necessary for compliance with the provisions of Sections 6.13, 6.14 and 6.15;

  (h) (i) if Consolidated EBITDA (as reported in the most recently delivered Compliance Certificate prior to a Subject Acquisition for the four fiscal quarters most recently ended as of the date of such Compliance Certificate) is equal to or greater than $100 million, then (A) the Acquisition Purchase Price for such Subject Acquisition is less than or equal to $100 million, and (B) the Acquisition Purchase Price for all such Subject Acquisitions during any fiscal year is less than or equal to $125 million; or (ii) if Consolidated EBITDA (as reported in the most recently delivered Compliance Certificate prior to a Subject Acquisition for the four fiscal quarters most recently ended as of the date of such Compliance Certificate) is less than $100 million, then (A) the Acquisition Purchase Price for each Subject Acquisition is less than or equal to $25 million, and (B) the Acquisition Purchase Price for all such Subject Acquisitions during any fiscal year is less than or equal to $40 million;

  (i) if (i) Consolidated EBITDA (as reported in the most recently delivered Compliance Certificate prior to a Subject Acquisition for the four fiscal quarters most recently ended as of the date of such Compliance Certificate) is less than $100 million, or (ii) the Acquisition Purchase Price for each Subject Acquisition (or series of related acquisitions) is more than $30 million, then, in each case, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate signed by Responsible Officers of the Borrower demonstrating or describing the following:

  (A) compliance with the financial covenants hereunder after giving effect to the Subject Acquisition on a Pro Forma Basis and compliance with clauses (g) and (h) above and showing that the Consolidated Leverage Ratio on a Pro Forma Basis after giving effect to the Acquisition shall not exceed 1.75 to 1.00, and reaffirming that the representations are true and correct in all material respects as of such date and providing supplements to the Schedules as required by the Compliance Certificate,

  (B) after giving effect to the Subject Acquisition and all Borrowings related thereto, on the date of the Subject Acquisition, there shall be at least $25 million of remaining availability existing under the Aggregate Commitments,

  (C) after giving effect to the Subject Acquisition on a Pro Forma Basis, no Event of Default exists, and

  (D) describing the Person to be acquired, including, without limitation, the location and type of operations, key management and Health Care Business or other assets of such Person, if any;

  provided, however, that the Subject Acquisition shall not result in interests in such Person or the property of such Person being directly or indirectly held by or transferred into Molina Healthcare of California or any of its Subsidiaries so long as the stock of Molina Healthcare of California has not been pledged pursuant to terms of this Agreement, except that Molina Healthcare of California and its Subsidiaries located in California, shall be permitted to make one or more Subject Acquisitions in accordance with the provisions set forth in this definition but solely within the State of California, where the consideration therefor is payable (x) solely in the form of common stock of the Borrower or (y) in the form of cash and non-cash consideration in an amount equal to 50% of the amounts set forth in subclauses (h)(i) and (ii) above and otherwise in accordance with such subclauses, but only if the Consolidated Leverage Ratio is less than 1.00 to 1.00; provided that for purposes of clarification the aforementioned sublimits in the proviso shall apply to Molina Healthcare of California and its Subsidiaries and shall reduce the limits stated in clauses (h)(i) and (ii) above by the amount of any cash consideration paid for any such Subject Acquisition."

  (b) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

  ""Borrower Fixed Charges" means, for any period for the Borrower and any Loan Party, the sum of (i) the aggregate amount of taxes paid in cash, plus (ii) interest payable on all Indebtedness for borrowed money, plus (iii) rent payable under leases of real, personal, or mixed property, plus (iv) scheduled principal payments on all Indebtedness for borrowed money."

  ""Required Investments in Regulated Subsidiaries" means, for any period, the cash Investments made by the Borrower in the Regulated Subsidiaries, minus initial investments made in Regulated Subsidiaries to finance the costs of acquisition and/or formation, minimum net worth requirements, initial capital expenditures, transaction costs and transition costs, in each case made within 90 days prior to or after acquisition, formation or commencement of operations."

  Amendment to Section 5.06. Subsection 5.06(b) of the Credit Agreement is hereby amended to delete the following clause from such subsection: ", if determined adversely," and inserting the following in lieu thereof: ", in the case of any such suit, proceeding, claim or dispute which is reasonably likely to be adversely determined, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect".

  Amendment to Section 7.06(e). Subsection 7.06(e) of the Credit Agreement is hereby amended by deleting subsection 7.06(e) in its entirety and inserting the following in lieu thereof:

  "(e) the Borrower may make any other Restricted Payments so long as, at the time of any such Restricted Payment:

  (i) No Default or Event of Default shall have occurred and be continuing;

  (ii) (A) If Consolidated EBITDA (for the four fiscal quarters most recently ended as reported in the most recently delivered Compliance Certificate) is equal to or greater than $100 million, then the aggregate amount paid to make such Restricted Payment, together with the aggregate amount paid to make all other Restricted Payments pursuant to this Section 7.06(e) during the same fiscal year shall not exceed $30 million, or (B) if Consolidated EBITDA (for the four fiscal quarters most recently ended as reported in the most recently delivered Compliance Certificate) is less than $100 million, then the aggregate amount paid to make such Restricted Payment, together with the aggregate amount paid to make all other Restricted Payments pursuant to this Section 7.06(e) during the same fiscal year shall not exceed $5 million; and

  (iii) after giving effect to such Restricted Payments (as well as any Indebtedness incurred in connection therewith) on a Pro Forma Basis (as demonstrated by delivery to the Administrative Agent of a Compliance Certificate if any additional Indebtedness is incurred by the Borrower in connection with such Restricted Payment) (A) the Consolidated Leverage Ratio is less than or equal to 1.75 to 1.00 and (B) there shall be at least $25 million of remaining availability existing under the Aggregate Commitments."

  Amendment to Section 7.18(a). Subsection 7.18(a) of the Credit Agreement is hereby amended by deleting subsection 7.18(a) in its entirety and inserting the following in lieu thereof:

  "(a) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower (calculated for each four consecutive fiscal quarter period) to be less than the ratio set forth below opposite the period in which such date occurs:

Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio
Closing Date through June 30, 2005	2.00:1.00
July 1, 2005 through September 30, 2005	1.75:1.00
October 1, 2005 through March 31, 2006	2.25:1.00
April 1, 2006 through June 30, 2006	1.20:1.00
July 1, 2006 through December 31, 2007	2.00:1.00
January 1, 2008 through December 31, 2008	2.50:1.00
January 1, 2009 and each fiscal quarter thereafter"	3.00:1.00

  Amendment to Section 7.19(a)(i). Subsection 7.19(a)(i) of the Credit Agreement is hereby amended by deleting subsection 7.19(a)(i) in its entirety and inserting the following in lieu thereof:

  "(i) with respect to Regulated Subsidiaries operating in a state in which regulatory action may be taken against a Regulated Subsidiary that does not maintain a minimum Statutory Net Worth threshold at a level equal to or greater than Company Action Level, such Regulated Subsidiary to maintain a ratio of Statutory Net Worth to Company Action Level Risk-Based Capital at a level less than 1.10:1.00; provided that for the fiscal quarter ended September 30, 2005, each Regulated Subsidiary operating in the State of New Mexico shall maintain a ratio of Statutory Net Worth to Company Action Level Risk-Based Capital at a level less than 1.00:1.00; and"

  Amendment to Exhibit D. Schedule 2 to Exhibit D is hereby amended by deleting Schedule 2 to Exhibit D in its entirety and replacing Schedule 2 to Exhibit D with the attached Schedule 2.

  Waivers; Retroactive Effectiveness and Deliverables. (a) The undersigned, solely with respect to any Defaults or Events of Default arising from non-compliance with the Fixed Charge Coverage Ratio set forth in Section 7.18(a) of the Credit Agreement as of the end of the fiscal quarters of the Borrower ending June 30, 2005 and September 30, 2005, waive such Defaults or Events of Default.

  (b) The undersigned, solely with respect to the Statutory Net Worth ratio set forth in Section 7.19 of the Credit Agreement for the periods from April 1, 2005 through June 30, 2005 and from July 1, 2005 through September 30, 2005, waive any Defaults or Events of Default arising from non-compliance with such covenant for Regulated Subsidiaries operating in the state of New Mexico.

  (c) The undersigned hereby agree upon the First Amendment and Waiver Effective Date that the waivers contained in this Section 1.07 shall be retroactively effective for the fiscal quarters ending June 30, 2005 and September 30, 2005.

  (d) The Borrower agrees to deliver to the Administrative Agent, on behalf of the Lenders, a duly executed Compliance Certificate for the fiscal quarter ended September 30, 2005 on the date required by Section 6.02(b) of the Credit Agreement (taking into account the terms of this First Amendment and Waiver).

  Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as follows:

      The representations and warranties of the Borrower contained in Article V of the Credit Agreement or any other Loan Document or which are contained in any document furnished at any time under or in connection therewith are true and correct in all material respects on and as of the date hereof and on and as of the First Amendment and Waiver Effective Date (as defined below) with the same effect as if made on and as of the date hereof or the First Amendment and Waiver Effective Date, as the case may be, (i) except to the extent such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (ii) except the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and (iii) references to Schedules shall be deemed to refer to the most updated supplements to the Schedules furnished pursuant to subsection (b) of Section 6.02 of the Credit Agreement.

      After giving effect to this First Amendment and Waiver, each of the Borrower and the other Loan Parties is in compliance with all the terms and conditions of the Credit Agreement, as amended by the First Amendment and Waiver, and the other Loan Documents on its part to be observed or performed and no Default has occurred or is continuing under the Credit Agreement, as amended by the First Amendment and Waiver.

      The execution, delivery and performance by the Borrower of this First Amendment and Waiver have been duly authorized by the Borrower.

      Each of this First Amendment and Waiver and the Credit Agreement, as amended by this First Amendment and Waiver, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

      The execution, delivery, performance and compliance with the terms and provisions by the Borrower of this First Amendment and Waiver, and by each Guarantor of the consent to this First Amendment and Waiver pursuant to Section 1.09(a)(ii) and the consummation of the transactions contemplated herein, do not and will not: (i) contravene the terms of any of such Person's Organization Documents; (ii) conflict with or result in any breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, (A) any material Contractual Obligation to which such Person is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any material Law, including, without limitation, state and Federal Laws relating to health care organizations and health care providers, except for such violations as could not reasonably be expected to have a Material Adverse Effect.

  Effectiveness. This First Amendment and Waiver shall become effective only upon satisfaction of the following conditions precedent (the first date upon which each such condition has been satisfied being herein called the "First Amendment and Waiver Effective Date"):

      The Administrative Agent shall have received duly executed counterparts of (i) this First Amendment and Waiver which, when taken together, bear the authorized signatures of the Borrower and the Required Lenders and (ii) a consent to this First Amendment and Waiver which bears the authorized signatures of each Guarantor.

      The representations and warranties set forth in Section 1.08 hereof shall be true and correct on and as of the First Amendment and Waiver Effective Date.

      There shall exist no actions, suits, proceedings, claims or disputes pending or, to the Actual Knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Subsidiaries or against any of their respective properties or revenues or injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (i) purport to affect, pertain to or enjoin or restrain the execution, delivery or performance of this First Amendment and Waiver or the Credit Agreement or any other Loan Document, or any transactions contemplated hereby or thereby, or (ii) either individually or in the aggregate, in the case of any such suit, proceeding, claim or dispute which is reasonably likely to be adversely determined, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

      The Administrative Agent on behalf of the Lenders shall have received such other documents, instruments and certificates as they shall reasonably request and such other documents, instruments and certificates shall be satisfactory in form and substance to the Required Lenders and their counsel. All corporate and other proceedings taken or to be taken in connection with this First Amendment and Waiver and all documents incidental thereto, whether or not referred to herein, shall be satisfactory in form and substance to the Required Lenders and their counsel.

      The Administrative Agent shall have received payment of all fees and expenses referred to in Section 1.12.

  Lender Consent. For purposes of determining compliance with the conditions specified in Section 1.09, each Lender that has signed this First Amendment and Waiver shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed First Amendment and Waiver Effective Date specifying its objection thereto.

  APPLICABLE LAW. THIS FIRST AMENDMENT AND WAIVER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY APPLY.

  Fees and Expenses. On the First Amendment and Waiver Effective Date, the Borrower shall pay all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of the First Amendment and Waiver and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 10.04(a) of the Credit Agreement which are invoiced to the Borrower on or prior to the First Amendment and Waiver Effective Date.

  (b) The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders (including Bank of America) approving the First Amendment and Waiver (the "Approving Lenders"), a fee (the "Amendment Fee") in an amount equal to 0.10% multiplied by the Aggregate Commitments of the Approving Lenders, as of the First Amendment and Waiver Effective Date. Such Amendment Fee shall be for the Approving Lenders' participation in the First Amendment and Waiver and shall be payable in full upon the First Amendment and Waiver Effective Date.

  Counterparts. This First Amendment and Waiver may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery by facsimile by any of the parties hereto of an executed counterpart of this First Amendment and Waiver shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this First Amendment and Waiver.

  Credit Agreement. Except as expressly set forth herein, the amendment and waiver provided herein shall not, by implication or otherwise, limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall it constitute a waiver of any Default, nor shall it alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document. The amendment and waiver provided herein shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to by such amendment or waiver. Except to the extent a provision in the Credit Agreement is expressly amended herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment and Waiver to be duly executed by their duly authorized officers, all as of the date first above written.

MOLINA HEALTHCARE, INC., a Delaware

corporation, as the Borrower

By: /s/ John C. Molina

Name: John C. Molina

Title: Executive Vice President, CFO

BANK OF AMERICA, N.A., as
Administrative Agent

By: /s/ Amie L. Edwards

Name: Amie L. Edwards

Title: Vice President

BANK OF AMERICA, N.a., as a Lender, L/C Issuer and Swing Line Lender

By: /s/ Amie L. Edwards

Name: Amie L. Edwards

Title: Vice President

CIBC INC., as Lender

By: /s/ E. Lindsay Gordon

Name: E. Lindsay Gordon

Title: Authorized Signatory

CITICORP NORTH AMERICA, INC., as Lender

By: /s/ Allen Fisher

Name: Allen Fisher

Title: Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By: /s/ Christian E. Stein III

Name: Christian E. Stein III

Title: Vice President

UBS LOAN FINANCE LLC, as Lender

By: /s/ Wilfred V. Saint

Name: Wilfred V. Saint

Title: Director

HARRIS TRUST AND SAVINGS BANK, as Lender

By: /s/ Gloria Compean-Endicott

Name: Gloria Compean-Endicott

Title: Managing Director

SOCIETE GENERALE, as Lender

By: /s/ Mary Brickley

Name: Mary Brickley

Title: Director

UNION BANK OF CALIFORNIA, N.A., as Lender

By: /s/ Gina M. West

Name: Gina M. West

Title: Vice President

EAST WEST BANK, as Lender

By: /s/ Kathleen Kwan

Name: Kathleen Kwan

Title: SVP

BANK OF THE WEST, as Lender

By: /s/ Jennifer L. Banks

Name: Jennifer L. Banks

Title: Vice President

WELLS FARGO BANK, N.A., as Lender

By: /s/ Lucy Nixon

Name: Lucy Nixon

Title: Senior Vice President

BANK OF COMMUNICATIONS, NEW YORK BRANCH, as Lender

By: /s/ Yuning Liu

Name: Yuning Liu

Title: Deputy General Manager